Exhibit 23.02
CONSENT OF COUNSEL
     We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Certain Legal Matters” in this Post Effective Amendment No. 4 to Form S-1 Registration Statement (Reg. No. 333-136804), as filed with the United States Securities and Exchange Commission on or about January 7, 2009, and the related Prospectus of Quadriga Superfund, L.P.
/s/ Sidley Austin LLP
January 7, 2009